EMPLOYMENT AGREEMENT

This Employment Agreement is made on this 1th day of June, 2020 between Alliance BioEnergy Plus, Inc ("Employer") and Ben Slager ("Employee").

WHEREAS, Employer is actively engaged in the business of renewable energy technology related to converting cellulose into sugar and biofuels, and various byproducts;

WHEREAS, Employee is to be employed pursuant to the terms of this Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article 1
Employment of Employee

Employer agrees to continue to employ Employee, and Employee accepts to be continued in employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

Article 2
Duties of Employee

Section 2.1. *Position and Duties*. Employer agrees to employ Employee to act as Chief Executive Officer for Employer, and shall report to the board of directors ("Board"). Employee shall be responsible for performing the duties consistent with Employee's position, namely overseeing and executing the business plan as set forth by the Board.

Article 3
Place of Employment

Section 3.1. *Place of Employment*. Employee shall be based at Employer's principal executive office at 3710 Buckeye Street, Suite 120, Palm Beach Gardens, FL 33410, or at a future principal office that Employer shall move to, excluding reasonable travel commensurate with Employee's position and duties.

Section 3.2. *Moving Expenses*. If Employer relocates its principal office more than 100 miles from its current principal office, or requests that Employee relocate to one of its offices which is more than 100 miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on

amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence.

Article 4
Compensation of Employee

Section 4.1. *Base Salary.* For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $220,000, which shall be payable to Employee in such installments, but not less frequently than monthly, as are consistent with Employer's practice for its other Employees. Employee's base salary shall be reviewed at least once a year by Employer's Board of Directors or its Compensation Committee. If Employee is asked to have his salary accrue from time to time until Employer has the funds to compensate him, a 10% risk premium per annum shall be added to his back pay, accrued 2.5% quarterly, until such back pay is paid.

Section 4.2. *Incentive Compensation.* In addition to the base salary, Employee shall be entitled to receive incentive compensation according to a pre-established bonus plan specific for the Employee, as determined by Employer's Board of Directors. This shall be up to 30% of base salary based on deliverables. Additional bonuses are possible based on the discretion of the Board, the economic viability of CTS 2.0, and the overall profitability of the Company.

Section 4.3 *Reimbursement for Business Expenses.* Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in accordance with Employer's policies.

Section 4.4. *Stock Options and Other Stock Awards.* Employer has agreed to grant to Employee the option to acquire 10,000,000 shares of Employer's common stock at a strike price of 10 cents/share pursuant to the Employee Stock Option Plan, as indicated in a Board resolution of May 9, 2020. 5 million of these are vested as of that date; the remaining 5 million shall vest upon the commercialization of the CTS 2.0 process. They each expire 10 years from the date they vest. Additionally, Employee shall be eligible for stock option grants and other stock awards pursuant to the Employer's 2012 Amended Employee Stock Option Plan, and any successor plan thereto (the "Incentive Stock Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Employer's Board of Directors or its Compensation Committee. All unvested options immediately become vested if the Company is acquired or if there is a change in more than 50% of the ownership through a merger or form of financing.

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Article 5
Vacations and Other Paid Absences

Section 5.1. *Vacation Days*. Employee shall be entitled to 15 days paid vacation each calendar year during the term of this Employment Agreement. All vacation is accrued during the calendar year of work, and should Employee not take all vacation days in any calendar year, all unused vacation days will be carried over to the next year and accrued to subsequent years until taken. If this Employment Agreement is terminated during a calendar year, any accrued and not taken vacation will be paid at the base salary rate; any vacation taken but previously not earned will not be deducted from any amount due to the Employee.

Section 5.2. *Holidays*. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

Section 5.3. *Sick Days and Personal Absence Days*. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

Article 6
Fringe Benefits

Section 6.1. *Employer Employee Benefit Plans*. Employee shall be entitled to participate in and receive benefits from all of Employer's Employee benefit plans that currently are maintained by Employer for its Employees, or that will be installed by Employer. Employee shall be entitled to participate in and receive benefits under any retirement plan, profit-sharing plan, or other Employee benefit plan that Employer establishes for the benefit of its Employees after the date of this Employment Agreement. No amounts paid to Employee from an Employee benefit plan shall count as compensation due Employee as base salary or incentive compensation. Nothing in this Employment Agreement shall prohibit Employer from modifying or terminating any of its Employee benefit plans in a manner that does not discriminate between Employee and other Employees of Employer.

Article 7
Disability

Section 7.1. *Termination Because of a Disability*. Except as may otherwise be required or prohibited by state or federal law, if because of illness or injury Employee becomes unable to work full time for Employer for more than one hundred and eighty (180) days in any twelve month period (excluding vacation days and holidays), Employer may, in its sole discretion at any time after the accumulation of such time, terminate Employee's employment upon written notice to Employee.

Section 7.2. *Compensation During Periods of Disability*.

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(a) Employee shall continue to receive Employee's base salary and incentive compensation while Employee is unable to work full time, until the earlier of: (i) the accumulation of 180 days of disability in any 12 month period; (ii) the date Employee begins receiving disability insurance benefits equal to Employee base salary and incentive compensation; or (iii) the date Employee terminates Employee's employment with Employer because Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

(b) While Employee is unable to work full time because of illness or injury and through the full term of this Employment Agreement, including extensions, Employer shall maintain for Employee's benefit all Employee benefit plans in which Employee was participating at the time Employee was terminated. If Employee is barred from participating in any Employee benefit plan because of Employee's disability, Employer shall pay Employee an amount equal to what Employer would have contributed on Employee's behalf to the Employee benefit plan if Employee's participation had not been barred.

(c) Employee is not required to seek other employment to mitigate any amounts payable under this Employment Agreement. Nor will amounts due Employee under this Employment Agreement be reduced by any amounts received by Employee for other employment.

Section 7.3. *Disability Insurance*. Employer may, in its sole discretion, purchase and maintain disability insurance in force for the benefit of Employee throughout the term of this Employment Agreement, including extensions.

Article 8
Termination of Employment

Section 8.1. *Term of Employment*. Employee's employment under the terms of this contract shall commence on June 1st, 2020, and shall continue indefinitely until terminated by one of the methods indicated below, or if Employee resigns or retires.

Section 8.2. *Termination at Employee's Death*. Employee's employment with Employer shall terminate at Employee's death.

Section 8.3. *Termination by Employee*. Employee may terminate this Employment Agreement at any time, however, Employee is expected to give Employer at least 30-days notice so that Employer has time to find a replacement.

Section 8.4. *Termination by Employer*.

(a) Termination with or without Cause. Employer may terminate Employee's employment for cause or without cause, but may not terminate employment until all back pay is paid, and may not terminate Employee before June 30, 2022 . Except for termination with

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Cause, Employer shall give Employee at least six (6) months notice.

(b) For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Employee which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Employee of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, or (iv) gross misconduct or gross negligence in connection with the performance of the Employee's duties hereunder, which is not cured within fifteen (15) days after written receipt by the Employee of written notice of same, or (v) Employee violates **Article 9** or **Article 10** of this Employment Agreement.

Section 8.5. *Notice of Termination.* Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this Employment Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Employee's employment. The Employee shall have the right to address the Board regarding the acts set forth in the notice of termination.

Section 8.6. *Date Termination Is Effective.* If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date indicated in the notice of termination, which must be at least 30-days after the notice is given. If Employee's employment is terminated by Employer without cause, then Employee's employment will be considered to be terminated 30 days after the notice is given. If Employee's employment is terminated by Employer for cause, then Employee's employment will be considered to have terminated on the date specified by the notice of termination.

Section 8.7. *Compensation Following Termination.*

(a) If Employee's employment terminates because of Employee's death, Employer shall pay a lump sum death benefit to the person or persons designated in a written notice filed with Employer by Employee or, if no person has been designated, to Employee's estate. The amount of the lump sum death benefit will equal to three months of the amount of Employee's amount of the lump sum death benefit will equal to three months of the amount of Employee's then current annual base salary plus the annualized amount of incentive compensation paid Employee most recently prior to Employee's death. This lump sum death benefit shall be in addition to any other amounts that Employee's beneficiaries and estate may be entitled to receive under any Employee benefit plan maintained by Employer.

(b) If Employee's employment is terminated by Employer for cause, or by Employee, Employer shall pay Employee Employee's then current base salary through the date employment is terminated, and Employer shall have no further obligations to Employee under this Employment Agreement.

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(c) If Employee's employment is terminated by Employer other than for cause, Employer shall pay Employee Employee's then current base salary through the date employment is terminated. In addition, Employer shall pay Employee as a severance package an amount equal to the sum of Employee's then current annual base salary for one month, in addition to the 6-months notice. In addition, all employee benefits according to **Articles 6** will be maintained through that time period.

Article 9
Confidential Information

Section 9.1. *Confidential Information Defined*. "Confidential Information" as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer's business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

Section 9.2 *Disclosures*. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer's other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee's obligations with respect to any portion of Confidential Information shall terminate only when Employee has documented to Employer that (a) such information was lawfully in the public domain at the time it was communicated to Employee by Employer; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement, provided, however that Employee shall promptly notify Employer of its notice of any such order and cooperate reasonably with Employer in an attempt to limit or avoid such disclosure.

Section 9.3. *Survival*. This **Article 9** shall survive any termination of this Agreement and all extended periods.

Article 10
Noncompetition Agreement

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Section 10.1. *Agreement Not To Compete.* During and for three years after Employee's employment with Employer terminates, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner or employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer's affiliates or subsidiaries in any geographic region in which Employer conducts business.

Section 10.2. *Competitive Businesses.* For purposes of this **Article 10**, a competitive business shall be any person or entity directly or indirectly engaged in the conversion of cellulosic materials into sugars, lignans, bio-fuels, or anything else, as well as the conversion of sugars or lignin into bioplastics or other products.

Section 10.3. *Ownership of Public Corporation No Violation.* Employee will not be considered to have violated this provision merely because Employee owns, directly or indirectly, no more than five percent (5%) of the stock of any publicly held corporation.

Section 10.4. *Survival.* This **Article 10** shall survive any termination of this Agreement and all extended periods.

Section 10.5. *Extension of Agreement Not To Compete.* At Employer's discretion, the Employer can cause Employee to extend the period of the agreement not to compete by paying in advance to the Employee 30% of the Employee's last annual base salary and bonuses per year of extension. The Employer can cause the extension for a total of 3 annual periods.

Article 11
Security

Section 11.1. *Security and Access.* The Employee agrees (a) to comply with all Employer security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Employer intranet, internet, social media, instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any other Employer facilities, IT resources and communications technologies ("Facilities Information Technology and Access Resources"); (b) not to access or use any Facilities Information Technology and Access Resources except as authorized by the Employer; and (c) not to access or use any Facilities Information Technology and Access Resources in any manner after the termination of the Employee's employment by Employer, whether termination is voluntary or involuntary. The Employee agrees to notify Employer promptly in the event he learns of any violation of the foregoing by others, or if any other misappropriation of unauthorized access, use, transmittal, reproduction or reverse engineering of, or tampering with any Facilities Information Technology and Access Resources or other Employer property or materials by others.

Section 11.2. *Exit Obligations.* Upon (a) voluntary or involuntary termination of the Employee's employment or (b) the Employer's request at any time during the Employee's employment, the Employee shall (i) provide or return to the Employer any and all Employer

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property, including, without limitation, keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smart phones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, records, files, books, compilations, Work Product, email messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, negatives and data and all Employer documents and materials belonging to the Employer and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Employer or any of its business associates or created by the Employer in connection with his employment by the Employer; and (ii) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in the Employees possession or control, including those stored on any non-Employer devices, networks, storage locations and media in the Employer's possession or control.

Article 12
Notices

Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when emailed with confirmed receipt to the Board, or delivered by hand to a Board member, or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.

Employee's address: 3710 Buckeye Street, Suite 120, Palm Beach Gardens, FL 33410

Employer's address: 122 Via D'este, Apt, 509, Delray Beach, FL 33445

Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.

Article 13
Binding Agreement

Section 13.1. *Employer's Successors*.

(a) The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

(b) Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or otherwise) of all or substantially all of Employer's stock, business and/or assets to expressly agree to assume Employer's obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

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(c) If Employer fails to obtain such an agreement before the effective date of the succession, Employer's failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the immediate payment of the amount of money that Employee would have been entitled to if Employer had terminated Employee's employment other than for cause in accordance with the terms of **Section 8.7(c)** of this Employment Agreement, calculated as though Employee's employment had terminated on the effective date of the succession. However, Employer's failure to obtain such agreement shall not affect said successor's obligations pursuant to **paragraph 13.1(a)** above.

Section 13.2. *Employee's Successors*. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

Article 14
Waivers

The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

Article 15
Entire Agreement

Section 15.1. *No Other Agreements*. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this Employment Agreement.

Section 15.2. *Prior Agreements*. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever, except that Employee shall retain all rights granted by the Board via board resolutions including rights to unpaid bonuses, back pay, and so on.

Article 16
Amendment of Agreement

No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer's Board of Directors and signed by an officer specifically authorized to sign such documents.

Article 17
Severability of Provisions

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If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

Article 18
Assignment of Agreement

Employer shall not assign this Employment Agreement without Employee's prior written consent, but failure to obtain such consent shall not affect said assignee's obligations pursuant to **paragraph 13.1(a)** above.

Article 19
Governing Law, Venue & Attorney Fees

All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Employee's employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorney fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.

EMPLOYEE: BEN SLAGER

By:____________________

EMPLOYER: ALLIANCE BIOENERGY PLUS, INC.

By:___

Name: PETER ZIMERI
Title: Director, Chair of Compensation Committee

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